UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

TXU Corp.

(Name of Registrant as Specified In Its Charter)

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Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. (the “Company”) with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.
TXU Live and Online
Why is the proposed transaction called a merger rather than a buyout?
The transaction is called a merger because of the corporate form of the transaction. At closing, a sponsor-owned entity will merge with TXU Corp. As part of the transaction, all of the outstanding TXU Corp. stock held by the shareholders will be converted into a right to receive $69.25 per share. After the merger, the sponsor group and their investors will own all of the stock of TXU Corp. Mergers are often the legal structure used to complete these types of transactions regardless of whether there are two companies combining or whether one company is, effectively, buying another company.

The sponsor group brings patient capital, industry expertise, investment track record and long-term vision of a world-class investor group to TXU’s businesses. Additionally, these investors have executed other energy related transactions, including the ITC transmission company transaction in Michigan. After the transaction closes, we expect that consumers will continue to have the benefits of a reliable power grid, a competitive retailer, and a reliable power generation company. TXU will continue to be focused on creating long-term benefits for its customers and communities and the company.
KKR and Texas Pacific must see some hidden value in TXU to offer such a large sum to buy it. What could that value be and why could that opportunity not be realized by TXU?
KKR and Texas Pacific Group have recognized that Texas is the country’s most vibrant, competitive electricity market and they see transforming TXU into a more innovative company as a strong, long-term investment opportunity. They are willing to pay a premium for the company because they see the long-term value potential of TXU’s business and the Company’s proven track record in a robust market. However, investor group contributions will be critical to executing the company’s transformation. The investor group can provide greater upfront investments in R&D, conservation and energy-efficiency programs, and price reductions that would have been difficult to implement as a public company. In addition, we expect that the investor group’s investment expertise, deep experience in transforming and building great companies, and worldwide resources will drive significant benefit to TXU’s businesses.
John Wilder has identified People Development as one of our top challenges and I firmly agree with him. Given the flurry of activity around the proposed merger transaction, has our focus on people development been put on hold? I can assure you — we still have major issues in this area. Please don’t neglect Leader development here!
Our development initiatives are moving forward. The TXU Academy is starting up in the July-August timeframe, and updated our Manager and Supervisor curriculum which will be available 3rd quarter. In addition, we are updating our technical/professional curriculum and working with each TXU business to understand their specific training and development needs.